Exhibit 10.2

This Golden Parachute Agreement (the “Agreement”) is entered into as June 12, 2024, (the Effective Date”) by and between CLS Holdings USA, Inc., a Nevada corporation (the “Company”) and Andrew Glashow (“Employee”), the Chief Executive Officer of the Company. Company and Employee may be referred to herein as the “Parties.” This Agreement shall be attached to the Employment Agreement entered into between the Company and the Employee on February 1, 2024 (“Employment Agreement”) as Exhibit B to that agreement and shall incorporated therein. Accordingly, any capitalized words or phrases contained in this Agreement that are not independently defined herein shall be ascribed their meaning under the Employment Agreement.

RECITALS

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel;

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 below) may exist and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued efforts and dedication of key members of the Company’s management, including Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

WHEREAS, in order to induce Employee to remain in the employ of the Company and in consideration of Employee’s agreement set forth below, the Company agrees that Employee shall receive the severance benefits set forth in this Agreement in the event employment with the Company is terminated subsequent to a Change in Control; and

WHEREAS, this Agreement is meant to constitute an integral part of the Employment Agreement provided, however, that in the event any provision contained in this Agreement conflicts with any provision of the Employment Agreement, the provision of this Agreement shall control.

NOW THEREFORE, in consideration of Employee’s continued employment under the Employment Agreement and other good and valuable consideration exchanged thereunder, the Parties agree as follows:

1. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect through February 28, 2027 (“the Expiration Date”), provided, however, that if a Change in Control of the Company occurs prior to the Expiration Date, this Agreement shall continue in effect for a period of 12 months beyond the month in which such Change in Control occurs. Notwithstanding the foregoing, and provided no Change in Control occurs, this Agreement shall automatically terminate upon the Expiration Date.

2. Change in Control. No benefits shall be payable under this Agreement unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a “Change in Control” of the Company shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply with that regulation, provided that, without limitation, such a Change in Control shall be deemed to have occurred if: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding shares; (B) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

3. Termination Following Change in Control. If any of the events described in Section 2 above constituting a Change in Control of the Company shall have occurred, Employee shall be entitled to the benefits provided in subsection 4(ii) below upon the subsequent termination of Employee’s employment during the term of this Agreement. Terminations following a Change in Control shall be governed by the following definitions:

(i) Cause. Termination by the Company of Employee’s employment for “Cause” following a Change in Control shall mean termination upon: (a) the willful and continued failure to substantially perform duties with the Company after a written demand for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that duties have not substantially been performed, or (b) the willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or ignored, by Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered a copy of a resolution duly adopted by the affirmative and unanimous vote of the entire membership of the Board (deemed to not include Employee should he be a member of the Board as of such time) at a meeting of the Board called and held for such purpose (after reasonable notice and an opportunity to be heard by the Board), finding that, in the good faith opinion of the Board, Employee was culpable of the misconduct or omission set forth above in clauses (a) or (b) of this subsection and specifying the particulars in detail.

(ii) Good Reason. Employee shall be entitled to terminate employment following a Change in Control for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without express written consent of Employee, the occurrence after a Change in Control of the Company of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in subsections 3(iv) and 3(iii), respectively:

(A) a material diminution in Employee’s authority, duties or responsibility from those in effect immediately prior to the Change in Control of the Company;

(B) a material diminution in Employee’s base compensation;

(C) a material change in the geographic location at which Employee performs Employee’s duties, by more than 25 miles;

(D) the imposition of a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board;

(E) a material diminution in the budget over which Employee retains authority;

(F) a material breach under any agreement with the Company to continue in effect any bonus to which Employee was entitled, or any compensation plan in which Employee participates immediately prior to the Change in Control of the Company which is material to Employee’s total compensation, including but not limited to any stock option or 401(k) plans or any substitute plans adopted prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, as existed at the time of the Change in Control;

(G) a material breach under any agreement with the Company to provide Employee benefits substantially similar to those enjoyed by Employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the Change in Control of the Company;

(H) the failure to continue to provide Employee with an automobile or allowance in lieu of it, if Employee was provided with such an automobile or allowance at the time of the Change in Control of the Company; and

(I) the taking of any action by the Company which would directly or indirectly materially reduce any of the above-described benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control of the Company, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company.

Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement; provided, however, that Employee must nonetheless provide the Company written notice of the existence of any act, omission or condition constituting “Good Reason” as set forth in this subsection 3(ii) hereof within ninety (90) days of the act, omission or condition. The Company shall have the opportunity to cure such act, omission or condition by the date that is thirty (30) days after Employee’s provision of such notice by a Notice of Termination (defined in Section 3(iii) below). In all events, Employee’s termination must occur within twelve (12) months of the act, omission or condition constituting Good Reason. In the event Employee delivers Notice of Termination based upon circumstances set forth in this Section 3(ii) which are fully corrected prior to the Date of Termination set forth in Employee’s Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

(iii) Notice of Termination. Any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(iv) Date of Termination. “Date of Termination” shall mean: 30 days after Notice of Termination is given, provided that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination (“Notice of Dispute”). In such a case, the “Date of Termination” shall be the date on which the dispute is finally determined, either by mutual written agreement of the Parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable); provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company shall continue to pay Employee his full compensation in effect when the Notice of Dispute was given (including, but not limited to, base salary) and Employee shall continue as a participant in all compensation, benefit and insurance plans in which Employee was participating, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

4. Compensation Upon Termination. Following a Change in Control of the Company if the Company terminates Employee’s employment, or if Employee terminates Employee’s employment, in each case within 12 months after the Change in Control, Employee shall be entitled to the following benefits:

(i) If the Company shall terminate Employee’s employment for Cause or Employee shall terminate Employees’ employment for any reason other than for Good Reason, the Company shall pay Employee Employee’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts and benefits to which Employee is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to Employee under this Agreement.

(ii) If the Company shall terminate Employee’s employment for any reason other than for Cause or Employee shall terminate Employee’s employment for Good Reason, the Company shall pay to Employee the benefits set forth below:

(A) The Company shall pay Employee Employee’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which Employee is entitled under any compensation plan of the Company.

(B) In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Employee a lump sum severance payment (together with the payments provided in paragraphs C and D, below, the “Severance Payments”) equal to four (4) times the sum of Employee’s annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination.

(C) The Company shall pay to Employee any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to Employee or to Employee’s account as of the Date of Termination.

(D) In lieu of shares of common stock of the Company (the “Company’s Shares”) issuable upon the exercise of outstanding options (“Options”), if any, granted to Employee under the Company’s Stock Option Plans (which Options shall be cancelled upon the making of the payment referred to below) the Company shall pay Employee an amount in cash equal to the product of (i) the excess of the closing price of the Company’s Shares as reported on or nearest the Date of Termination, over the per share exercise price of each Option held by Employee (whether or not then fully exercisable) times (ii) the number of the Company’s Shares covered by each such Option.

(E) The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement).

(F) The payments provided for in paragraphs (B), (C), and (D) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iii) Neither the Company nor any other party shall require Employee to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the Company reduce the amount of any payment or benefit provided for in this Section 4 by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise except as specifically provided in this Section 4.

(iv) In addition to all other amounts payable to Employee under this Section 4, the Company shall pay to Employee all benefits payable to Employee under any Company 401(k) plan and any other plan or agreement relating to retirement benefits.

5. Successors; Binding Agreement.

(i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to under Section 4(ii) of this Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(ii) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributes, and legatees. If Employee should die while any amount would still be payable to Employee if Employee had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to Employee’s beneficiary or other designee or, if there is no such designee, to Employee’s estate.

6. Notice. For the purpose of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either Party may have furnished to the other in writing in accordance with this Agreement.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either Party to this Agreement at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either Party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state.

11. Dispute Resolution Process. This Section 11 shall govern any dispute, controversy, or claim related to, connected with, or arising out of this Agreement, including any question regarding its existence, validity, or termination, as well as any challenge to the tribunal’s jurisdiction. If such a dispute arises, and if the dispute cannot be settled through direct discussions, the Parties agree to endeavor first to settle the dispute by mediation upon terms agreed upon by the Parties. If the Parties cannot agree on mediation terms, then the mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If a Party fails to respond to a written request for mediation within 30 days after service or fails to participate in any scheduled mediation conference, that Party shall be deemed to have waived its right to mediate the issues in dispute. If the mediation does not result in settlement of the dispute within 30 days after the initial mediation conference, or if a Party has waived its right to mediate any issues in dispute, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except as may be otherwise provided herein, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

Claims shall be heard by a single arbitrator. If the Parties are unable to agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the American Arbitration Association rules. The place of arbitration shall be Clark County, Nevada. The arbitration shall be governed by the laws of the State of Nevada. Hearings shall take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The successful party shall be awarded the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), as determined by the arbitrator. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11 by bringing suit in any court of competent jurisdiction. The Parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any Party. This Section 11 shall survive the termination or cancellation of this Agreement. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree that failure or refusal of a Party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that Party to present evidence or cross-examine witness. In such event, the other Party shall be required to present evidence and legal argument as the arbitrator may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above.

12. Attorneys’ Fees and Costs. If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing party, which costs can include the reasonable costs of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

Company:

CLS Holdings USA, Inc.

__________________________________

David Zelinger

Board Member

Employee:

By          ________________________________

Andrew Glashow